AMENDMENTS TO THE

ARTICLES OF INCORPORATION

OF

NIGHTHAWK CAPITAL, INC.

(NAME CHANGED HEREIN TO CHANCELLOR GROUP, INC)

WHEREAS, there was issued by the Secretary of State a Charter constituting and creating NIGHTHAWK CAPITAL, INC., a corporation organised under the laws of this state with its principal place of business in Las Vegas, Nevada, and a capital stock of One Hundred Thousand Dollars ($100,000.00), divided into One Hundred Million (100,000,000) shares of a par value of one mill (1/10 cent), each, empowering it to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

The undersigned, President and Secretary of NIGHTHAWK CAPITAL, INC., hereby certify that by resolutions duly adopted unanimously by the Board of Directors of the Company pursuant to written action effective as of March 26, 1996; and by resolutions duly adopted by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon of the Company pursuant to written action effective as of March 26, 1996, amending the Articles of Incorporation as follows:

That Article I, be amended and changed to read as follows:

Name:  The name of the Corporation is CHANCELLOR GROUP, INC.

/s/ Neil A. Green	/s/ David S. Stevens
Neil A. Green, President	David S. Stevens, Secretary

WHEREFORE, they pray that the Articles of Incorporation of NIGHTHAWK CAPITAL, LLC., be so amended.

DATED this 26th day of March, 1996.

/s/ Neil A. Green
Neil A. Green, President

/s/ David S. Stevens
David S. Stevens, Secretary

State of Utah	)
: ss
County of Salt Lake	)

On this 26th day of March, 1996, before me, a notary public, personally appeared Neil Alan Green and David Spenser Stevens, known to me to be the person whose names are subscribed to the within document, and acknowledge that they executed the same.

/s/ Krista Castelton
Notary Public